Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-141075
Dated March 3, 2009
Eli Lilly and Company
Pricing Term Sheet
3.550% Notes due 2012
4.200% Notes due 2014
5.950% Notes due 2037

Issuer:	Eli Lilly and Company

Size:	$1,000,000,000	$1,000,000,000	$400,000,000

Maturity:	March 6, 2012	March 6, 2014	November 15, 2037

Coupon:	3.550% per year	4.200% per year	5.950% per year

Price:	99.898% of principal amount	99.955% of principal amount	99.019% of principal amount

Yield to maturity:	3.586%	4.210%	6.023%

Spread to Benchmark Treasury:	2.300%	2.375%	2.400%

Benchmark Treasury:	1.375% due 02/15/2012	1.875% due 02/28/2014	4.500% due 05/15/2038

Benchmark Treasury Price and Yield:	100-08 1/4 1.286%	100-06 1.835%	115-23 3.623%

Interest Payment Dates:	March 6 and September 6, commencing September 6, 2009	March 6 and September 6, commencing September 6, 2009	May 15 and November 15, commencing May 15, 2009

Redemption Provisions:
Make-whole call	Make-whole plus 35 bps	Make-whole plus 35 bps	Make-whole plus 35 bps

CUSIP:	532457 BD9	532457 BE7	532457 BC1

Settlement:	T+3 (March 6, 2009)

Ratings:	Moody’s: A1 (stable) Standard & Poor’s: AA (stable)

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., UBS Securities LLC, Banc of America Securities LLC, Citigroup Global Markets Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or UBS Securities LLC toll free at 1-877-827-6444 (ext. 561-3884).